Registration No. 33-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMARCO, INC.

(Exact name of registrant as specified in its charter)

California	95-2088894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive

Lake Forest, CA 92630-8870

(949) 599-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COMARCO, INC.

2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Daniel R. Lutz

Chief Financial Officer

COMARCO, INC.

25541 Commercentre Drive

Lake Forest, CA 92630-8870

(949) 599-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Roger H. Lustberg, Esq.

Bingham McCutchen

355 South Grand Avenue

44th Floor

Los Angeles, California 90071

(213) 229-8407

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	450,000	$7.89(1)	$3,550,500(1)	$109.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices on March 12, 2007.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS.

Document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 and will not be filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART 2

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Incorporation of Documents by Reference.

The following documents which Comarco, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”), as noted below, are incorporated by reference into this registration statement:

(1)	The Annual Report of the Company on Form 10-K for the fiscal year ended January 31, 2006 as filed with the Commission on May 1, 2006;

(2)	The Quarterly Reports of the Company on Form 10-Q (a) for the quarter ended April 30, 2006, as filed with the Commission on June 14, 2006; (b) for the quarter ended July 31, 2006 as filed with the Commission on September 14, 2006, and (c) for the quarter ended October 31, 2006 as filed with the Commission on December 20, 2006 respectively;

(3)	The Current Reports of the Company on Form 8-K as filed with the Commission on February 28, 2006, May 3, 2006, May 4, 2006, June 16, 2006, June 21, 2006, September 18, 2006, January 4, 2007, January 24, 2007, and March 13, 2007 respectively;

(4)	The Definitive Proxy Statement of the Company on Schedule 14A, as filed with the Commission on May 16, 2006, as supplemented by the Company by its filing of definitive additional material on Schedule 14A, as filed with the Commission on June 12, 2006; and

(5)	The description of the Company’s securities contained in Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended October 31, 2000 as filed with the Commission on December 15, 2000.

All documents subsequently filed (but not furnished, unless otherwise stated in such filings) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 2.	Description of Securities.

Not applicable.

Item 3.	Interests of Named Experts and Counsel.

Not applicable.

Item 4.	Indemnification of Directors and Officers.

The Company is a California corporation. The Company's Articles of Incorporation and Bylaws provide for the indemnification of the officers and directors of the Company to the full extent permitted by law. Section 317 of the General Corporation Law of the State of California (“GCL”) provides that a California corporation has the power to indemnify its officers and directors in certain circumstances.

Subdivision (b) of Section 317 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if such director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such director or officer was unlawful.

Subdivision (c) of Section 317 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by such director or officer in connection with the defense or settlement of the action if such director or officer acted in good faith, in a manner believed to be in the best interests of the corporation and its shareholders, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation in the performance of such director's or officer's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine or of settlement amounts and expenses paid in connection with pending actions disposed of without court approval. Indemnification under Section 317 may only be made in a specific case upon a determination that the director or officer has met the applicable standard of conduct.

Section 317 further provides that to the extent a director or officer of the corporation has been successful in the defense of any proceeding referred to in subdivision (b) or (c) or in the defense of any claim, issue, or matter therein, such director or officer shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 317 shall not be deemed exclusive of any additional rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such director or officer in such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against that liability under Section 317.

The Company’s Articles of Incorporation currently provide that the liability of the director for monetary damages shall be eliminated to the fullest extent permissible under California law. The Company’s Bylaws provide for indemnification of the officers and directors of the Company to the maximum extent permitted by law. Subdivision (a)(10) of Section 204 of the GCL, provides that such exculpation from liability may not be afforded (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the GCL or (vii) under Section 316 of the GCL.

Item 5.	Exemptions from Registration Claimed.

Not applicable.

Item 6.	Exhibits.

Exhibit Number	Document

4.1	COMARCO, Inc. 2005 Equity Incentive Plan.

5.1	Opinion of Bingham McCutchen as to the legality of the common stock registered hereby.

23.1	Consent of Bingham McCutchen (contained in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP.

24.1	Power of Attorney (included on Page 6 hereto).

Item 7.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on this 7th day of March, 2007.

COMARCO, INC.

By:	/s/ Thomas A. Franza
Name: Thomas A. Franza
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Franza and Daniel R. Lutz, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including (post-effective amendments)) to this registration statement, and to file to the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done be virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Thomas A. Franza Thomas A. Franza	Director, Chief Executive Officer and President	March 7, 2007

/s/ Daniel R. Lutz Daniel R. Lutz	Vice President and Chief Financial Officer	March 7, 2007

/s/ Don M, Bailey Don M. Bailey	Director and Chairman of the Board	March 7, 2007

/s/ Gerald D. Griffin Gerald D. Griffin	Director	March 7, 2007

Signature	Title(s)	Date

/s/ Jeffrey R. Hultman Jeffrey R. Hultman	Director	March 7, 2007

/s/ Erik H. Van der Kaay Erik H. van der Kaay	Director	March 7, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	COMARCO, Inc. 2005 Equity Incentive Plan

5.1	Opinion of Bingham McCutchen as to the legality of the common stock registered hereby.

23.1	Consent of Bingham McCutchen (contained in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP.

24.1	Power of Attorney (included on Page 6 hereto).